Exhibit 10.68

KAYAK SOFTWARE CORPORATION

EIGHTH AMENDMENT

TO THE

2005 THIRD AMENDED AND RESTATED EQUITY INCENTIVE PLAN

WHEREAS, up to 13,000,000 shares of Common Stock, par value $0.001 per share, of KAYAK Software Corporation, a Delaware corporation (the “Company”), are currently reserved under the Company’s 2005 Third Amended and Restated Equity Incentive Plan, as amended (the “Plan”); and

WHEREAS, the Board of Directors of the Company, at a meeting held on May 3, 2012, and the stockholders of the Company, by written consent dated as of May 7, 2012 approved and authorized this Eighth Amendment to the Plan, pursuant to which the number of shares reserved under the Plan shall be increased as set forth herein.

NOW THEREFORE, the Plan is hereby amended and restated as follows:

Section 4 of the Plan, is hereby amended by deleting it in its entirety and replacing it with the following:

“4.	Stock Subject to the Plan

At no time shall the number of shares of Stock issued pursuant to or subject to outstanding Awards granted under the Plan, including, without limitation, the number of shares of Stock issued pursuant to Incentive Options, exceed the number which equals 13,431,815 shares minus the Outstanding 2004 Amount; subject, however, to the provisions of Section 8 hereof; and provided that from and after the Effective Date of the 2012 Equity Incentive Plan (as such term is defined therein), no additional Awards shall be made under the Plan. For purposes of applying the foregoing numeric limitation, if prior to the Effective Date of the 2012 Equity Incentive Plan (as such term is defined therein) (a) any Option expires, terminates, or is cancelled for any reason without having been exercised in full, or if any Award of Restricted Stock is forfeited by the recipient or repurchased by the Company, the shares not purchased by the Optionee, forfeited by the recipient or repurchased by the Company shall again be available for Awards to be granted under the Plan, and (b) if any Option is exercised by delivering previously owned shares of Stock in payment of the exercise price therefor, only the net number of shares of Stock issued upon such exercise (i.e., the number of shares of Stock issued by the Company minus the number of shares of Stock delivered by the Optionee in payment of the exercise price) shall be considered to have been issued pursuant to such Option. “Outstanding 2004 Amount” means at any time a number of shares of Stock equal to the sum of (i) the aggregate number, as of such time, of unpurchased shares of Stock underlying all options previously granted and outstanding as of such time under the Company’s 2004 Stock Incentive Plan, (ii) the aggregate number of shares of Stock previously issued in respect of any exercise of options previously granted under the Company’s 2004 Stock Incentive Plan, whether or not such shares of Stock are outstanding as of such time, and (iii) the aggregate number, as of such time, of shares of Stock which were issued as Awards of Restricted Stock under the Company’s 2004 Stock Incentive Plan excluding any such shares of Stock which have been forfeited by the recipient or repurchased by the Company pursuant to the terms of such Award. Shares of Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held by the Company in its treasury.”

Except as expressly set forth above, all of the terms and provisions of the Plan shall remain in full force and effect and all references to the Plan shall hereinafter be deemed to be references to the Plan as amended by this Eighth Amendment.